Exhibit 99.1

U.S. Gold Corp. Announces the Resignation of Ryan Zinke from its Board of Directors

The Honorable Ryan K. Zinke will assume his seat in the United States Congress

Cheyenne, Wyoming, November 22, 2022 - U.S. Gold Corp. (“U.S. Gold,” the “Company,” “we,” “our” or “us”) (NASDAQ: USAU) a gold exploration and development company, today announced the resignation of the Honorable Ryan K. Zinke from its Board of Directors (the “Board”) effective December 31, 2022 (the “Effective Date”).

Secretary Zinke won the election to represent Montana’s 1st congressional district and will assume his seat in the U.S. House of Representatives when the 118th United States Congress convenes in January 2023. Secretary Zinke previously served in Congress representing Montana’s at-large congressional district from 2015 to 2017, before serving as Interior Secretary from 2017 to 2019.

U.S. Gold’s President and CEO, George Bee commented, “I’d like to thank Ryan for his service to U.S. Gold Corp. and wish him success in his return to public office. His dedication to service and unique perspective has been invaluable and we are grateful for his contributions to our development projects in Idaho, Nevada, and Wyoming. On behalf of the Board of Directors, the management team, and our shareholders, I thank Ryan and wish him and his family all the best in the future.”

Luke Norman, Chairman of the Company’s Board of Directors said, “We have had the privilege of working with Secretary Zinke since April 2019. He has provided good counsel and insight throughout his term on the Company’s Board of Directors.”

Mr. Norman went on to say, “Secretary Zinke is on the slate of directors for re-election at the Company’s 2022 Annual Meeting of Stockholders to be held on December 16th, 2022. If re-elected at the 2022 Annual Meeting of Stockholders, Mr. Zinke will continue to serve as a director until the Effective Date, upon which the Board will address the vacancy created on the Board in accordance with the Company’s Second Amended and Restated Bylaws.”

Secretary Zinke advised that he will be divesting his interests in U.S. Gold as soon as practicable and he will have no ongoing agreements or relationship with the Company after December 31, 2022.

1807 Capitol Avenue	www.usgoldcorp.gold
Cheyenne WY, 82001	ir@usgoldcorp.com +1-800-557-4550

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About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. The CK Gold Project is located in Southeast Wyoming and has a Preliminary Feasibility Study technical report, which was completed by Gustavson Associates, LLC. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold

1807 Capitol Avenue	www.usgoldcorp.gold
Cheyenne WY, 82001	ir@usgoldcorp.com +1-800-557-4550

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